Exhibit 99.1

News
For Immediate Release
          4 Landmark Square
          Suite 400
          Stamford, CT  06901

          Telephone:  (203) 975-7110
          Fax:            (203) 975-7902

          Contact:
          Robert B. Lewis
             (203) 406-3160

SILGAN ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFER

STAMFORD, CT, November 9, 2010 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today announced the preliminary results of its “modified Dutch auction” tender offer for the purchase of up to $175 million of shares of its common stock, which expired at 5:00 p.m., New York time, on Monday, November 8, 2010.  Based on the preliminary count by BNY Mellon Shareowner Services, the depositary for the tender offer, 5,358,562 shares of common stock, including 897,145 shares of common stock that were tendered through notice of guaranteed delivery, were properly tendered and not withdrawn at a price at or below $34.75 per share.  Based on these preliminary results, Silgan expects to accept for payment approximately 5,035,971 shares of its common stock at a price of $34.75 per share, for a total purchase price of approximately $175 million. The preliminary proration factor for the offer is approximately 94 percent.

As previously disclosed, pursuant to a Stock Purchase Agreement, dated as of October 7, 2010, Silgan also agreed to purchase shares of its common stock from Messrs. R. Philip Silver and D. Greg Horrigan, Silgan’s two largest stockholders and the Non-Executive Co-Chairmen of its Board of Directors, and/or certain entities that hold shares of Silgan’s common stock that are beneficially owned by each of them.  The number of shares to be purchased will be calculated to result in each of Messrs. Silver and Horrigan maintaining substantially the same percentage beneficial ownership interest in Silgan’s common stock that each such person has immediately prior to the consummation of the tender offer.  Based on the preliminary count of shares tendered in the tender offer, Silgan expects to purchase from Messrs. Silver and Horrigan (and any related entities) an aggregate of approximately 2,071,891 shares at a price of $34.75 per share, for a total purchase price of approximately $72 million.

The number of shares to be purchased, the price per share, the aggregate purchase price and the proration factor under both the tender offer and the agreement with Messrs. Silver and Horrigan, as relevant, are preliminary and subject to change.  Final results will be determined subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not withdrawn.  The actual number of shares to be purchased, the price per share, the aggregate purchase price and the proration factor will be announced following the completion of the confirmation process.  Payment for the shares accepted for purchase, and return of all other shares tendered and not accepted for purchase, will occur promptly thereafter.

SILGAN HOLDINGS
November 9, 2010

Citi served as the dealer manager for the tender offer.  BNY Mellon Shareowner Services served as the information agent for the tender offer.  Stockholders and investors who have questions or need information about the tender offer may contact BNY Mellon Shareowner Services at (866) 351-3288 or (201) 680-6579.

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Silgan is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $3.1 billion in 2009.  Silgan operates 66 manufacturing facilities in North and South America, Europe and Asia.  In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products.  In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting Silgan and therefore involve a number of uncertainties and risks, including, but not limited to, those described in Silgan’s Annual Report on Form 10-K for 2009 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of Silgan could differ materially from those expressed or implied in such forward-looking statements.

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